EXHIBIT 5.1

December 17, 2004

Pope & Talbot, Inc.

1500 S.W. First Avenue, Suite 200

Portland, OR 97201

Re:	Pope & Talbot, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Pope & Talbot, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering shares of the Company’s common stock (the “Shares”) to be issued pursuant to the Cash Retainer to Stock provision of the Company’s Non-Employee Director Compensation Policy and Stock Ownership Guidelines (the “Policy”) and the Company’s Non-Employee Directors Deferred Compensation Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The Shares have been duly authorized and, when issued in accordance with the Policy or the Plan, will be legally issued, fully paid, and nonassessable.

3.	The Plan is intended to constitute an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for the non-employee directors of the Company. Assuming the Plan constitutes such an unfunded plan, the Plan is exempt from the participation and vesting, funding, reporting and most fiduciary responsibility requirements of the Employee Retirement Income Security Act of 1974, as amended.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Policy, the Plan or the shares of the Company’s common stock issuable under the Policy or the Plan.

Very truly yours,

STOEL RIVES LLP